EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                      SHARES
                                                                      ------

Basic Shares outstanding at June 30, 1998                             1,942,048
                                                                      ---------

     NET PROFIT AFTER TAX      $ 1,548,158     =   $ .80 per share
     --------------------        -----------
     Basic Shares outstanding    1,942,048



Diluted Shares outstanding at June 30, 1998                           2,040,737
                                                                      ---------

     NET PROFIT AFTER TAX      $ 1,548,158     =   $ .76 per share
     --------------------        -----------
     Diluted Shares outstanding  2,040,737